EXHIBIT n

Consent of Independent Registered Public Accounting Firms

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Independent Registered Public Accounting Firms” in the Statement of Additional Information, dated May 1, 2022, and included in this Post-Effective Amendment No. 39 to the Registration Statement (Form N-3, File No. 333-08543) of Transamerica Asset Allocation Variable Funds (the “Registration Statement”).

We also consent to the use of our report dated February 28, 2022, with respect to the financial statements of each of the subaccounts within Transamerica Variable Funds for the year ended December 31, 2021, included in this Registration Statement, filed with the Securities and Exchange Commission.

We also consent to the incorporation by reference of our report dated February 25, 2022, with respect to the financial statements of each of the subaccounts within Transamerica Asset Allocation Variable Funds, included in the Annual Report to Shareholders (Form N-CSR) for the year ended December 31, 2021, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

April 29, 2022

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-3 of Transamerica Asset Allocation Variable Funds of our report dated April 14, 2022 relating to the statutory-basis financial statements of Transamerica Financial Life Insurance Company, which appears in this Registration Statement. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firms” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

April 29, 2022